Exhibit 99.1

SERA PROGNOSTICS REPORTS FIRST QUARTER 2022 FINANCIAL RESULTS

Salt Lake City – May 10, 2022 – Sera Prognostics Inc., The Pregnancy Company® (Nasdaq: SERA), focused on improving maternal and neonatal health by providing innovative pregnancy biomarker information to doctors and patients, today announced financial results for the first quarter ended March 31, 2022.
Recent Highlights:
•Simplified and streamlined the PreTRM® test ordering process, resulting in increased numbers of orders and ordering physicians. These positive trends appear to be continuing into the current quarter.
•Added accomplished business and health services leader, Dr. Jane F. Barlow, to our Board, bringing deep expertise in bringing novel products and services to the market, through operations, and strategy development and board experiences in pioneering a variety of novel health services to support Sera’s quest to improve pregnancy outcomes for mothers and babies.
•Engaged in active dialogue with government officials and organizations to reduce healthcare disparities among underserved communities by utilizing our PreTRM® Test to identify mothers and babies at risk for spontaneous preterm birth so that proactive care and intervention can be leveraged for a better healthcare outcome.
•Continued pipeline progress including final validation of the first mid-pregnancy proteomic prognostic biomarker for preeclampsia by mid-year 2022, as a complement to Sera’s PreTRM® test. Preeclampsia affects approximately 5-8% of pregnancies; preterm birth affects approximately 10% of all pregnancies.
“As we build awareness, we are seeing increases in orders and improvement in other key commercial metrics. This reflects the growing recognition of the benefit of our PreTRM® Test, which fosters increased adoption with payors, care providers and patients,” stated Gregory C. Critchfield, MD, MS, Chairman and CEO of Sera Prognostics. “At the same time, we are also encouraged by additional strong clinical utility and health economic data of Sera’s PreTRM® test-and-treat strategy, that we expect to share later this month, and by the ramp up of enrollment in our PRIME study with Anthem and HealthCore. New sites have come online and the study is on track for the interim look readout to take place in 2023. The PRIME study is designed to further demonstrate the value of implementing the PreTRM® prevention strategy to improve neonatal outcomes and lower cost of care.”

First Quarter 2022 Financial Results
First quarter 2022 revenue of $38,000 compared to $13,000 for the same period of 2021.
Total operating expenses were $12.3 million, up from $6.0 million for the first quarter of 2021.
Research and development expenses for the first quarter of 2022 were $3.3 million compared to $2.4 million for the first quarter of 2021 due primarily to increased laboratory operations and clinical study costs.
Selling, general and administrative expenses for the first quarter of 2022 were $9.0 million, up from $3.6 million for the year-ago period due primarily to increased headcount as the company has scaled its commercial operations and general corporate infrastructure, as well as increased costs related to operating as a public company since our initial public offering in July 2021.
Net loss for the first quarter of 2022 was $12.2 million compared to $6.4 million for the same quarter a year ago.
As of March 31, 2022, the Company had cash and cash equivalents of approximately $64.1 million and approximately $65.8 million of available-for-sale securities.
Conference Call Information
Sera Prognostics will host a corresponding conference call and live webcast today to discuss first quarter 2022 operational highlights, financial results and key topics at 5:00 p.m. Eastern Time. Individuals interested in listening to the conference call may do so by dialing the following:
US domestic callers: (866) 218-2405
International callers: (412) 902-6607

Webcast Registration Link: https://app.webinar.net/rxEPKqZzBgZ

Live audio of the webcast will be available online from the Investors page of the Company’s website at www.seraprognostics.com. The webcast will be archived on the Investors page and will be available for one year.

About Sera Prognostics, Inc.
Sera Prognostics is a leading health diagnostics company dedicated to improving the lives of women and babies through precision pregnancy care. Sera’s mission is to deliver early, pivotal information in pregnancy to physicians, enabling them to improve the health of their patients, resulting in reductions in the costs of healthcare delivery. Sera has a robust pipeline of innovative diagnostic tests focused on the early prediction of preterm birth risk and other complications of pregnancy. Sera’s precision medicine PreTRM® Test reports to a physician the individualized risk of spontaneous premature delivery in a pregnancy, enabling earlier proactive interventions in women with higher risk. Sera Prognostics is located in Salt Lake City, Utah.
About Preterm Birth
Preterm birth is defined as any birth before 37 weeks’ gestation and is the leading cause of illness and death in newborns. The 2021 March of Dimes Report Card shows that more than one in ten infants is born prematurely. Prematurity is associated with a significantly increased risk of major long-term medical complications, including learning disabilities, cerebral palsy, chronic respiratory illness, intellectual disability, seizures, and vision and hearing loss, and can generate significant costs throughout the lives of affected children. The annual health care costs to manage short- and long-term complications of prematurity in the United States were estimated to be approximately $25 billion for 2016.
About the PreTRM® Test
The PreTRM® test is the only broadly validated, commercially available blood-based biomarker test that provides an early, accurate and individualized risk prediction for spontaneous preterm birth in asymptomatic singleton pregnancies. The PreTRM® test measures and analyzes proteins in the blood that are highly predictive of preterm birth. The PreTRM® test permits physicians to identify, during the 19th or 20th week of pregnancy, which women are at increased risk for preterm birth, enabling more informed, personalized clinical decisions based on each woman’s individual risk. The PreTRM® test is ordered by a medical professional.
Sera Prognostics, the Sera Prognostics logo, The Pregnancy Company, and PreTRM are trademarks or registered trademarks of Sera Prognostics, Inc. in the United States and/or other countries.
Safe Harbor Statement
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to trends of increased numbers of orders and ordering physicians continuing into the current quarter; being on track to validate preeclampsia test around mid-year 2022; the preeclampsia test acting as a complement to the PreTRM® test; growing recognition of the benefit of PreTRM among and increased adoption with payors, care providers and patients; additional clinical utility and health economic data the Company expects to share later this month; the ramp up of enrollment in the PRIME study; the PRIME study being on track for interim readout in 2023; the interim readout of the PRIME study further demonstrating the value of the PreTRM® prevention strategy to improve neonatal outcomes and lower cost of care; the Company’s strategy, future operations, prospects, plans, objectives of management; the Company’s planned conference call and live webcast to discuss the quarter’s operational highlights, financial results and key topics; availability of audio of the webcast online from the Investors page of the Company’s website; and the company’s strategic directives under the caption

“About Sera Prognostics, Inc.” These “forward-looking statements” are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by forward-looking statements. These risks and uncertainties include, but are not limited to: net losses, cash generation, and the potential need to raise more capital; revenues from the PreTRM test representing substantially all Company revenues to date; the need for broad scientific and market acceptance of the PreTRM test; a concentrated number of material customers; our ability to introduce new products; potential competition; our proprietary biobank; critical suppliers; the ongoing COVID-19 pandemic and its impact on our operations, as well as the business or operations of third parties with whom we conduct business; estimates of total addressable market opportunity and forecasts of market growth; potential third-party payer coverage and reimbursement; new reimbursement methodologies applicable to the PreTRM test, including new CPT codes and payment rates for those codes; changes in FDA regulation of laboratory-developed tests; the intellectual property rights protecting our tests and market position; and other factors discussed under the heading “Risk Factors” contained in our Quarterly Reports on Form 10-Q, Annual Reports on Form 10-K, or Current Reports on Form 8-K filed with the SEC from time to time. All information in this press release is as of the date of the release, and the Company undertakes no duty to update this information unless required by law.
Investor Contact
Peter DeNardo, CapComm Partners
peter@capcommpartners.com
+1 (415) 389-6400

Media Contact
Erich Sandoval, Lazar FINN
Erich.sandoval@finnpartners.com
+1 (917) 497-2867

SERA PROGNOSTICS, INC.
Statements of Operations
(unaudited)
(in thousands, except share and per share data)

	Three Months Ended March 31,
	2022	2021
Revenue	$38	$13
Operating expenses:
Cost of revenue	20	5
Research and development	3,322	2,396
Selling and marketing	4,458	1,350
General and administrative	4,538	2,287
Total operating expenses	12,338	6,038
Loss from operations	(12,300)	(6,025)
Interest expense	(4)	(307)
Other income (expense), net	96	(27)
Net loss	$(12,208)	$(6,359)
Net loss per share, basic and diluted	$(0.40)	$(3.55)
Weighted-average shares of common stock outstanding, basic and diluted	30,801,579	1,791,841

SERA PROGNOSTICS, INC.
Balance Sheets
(unaudited)
(in thousands)

	March 31, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$64,080	$58,932
Marketable securities	43,467	46,183
Accounts receivable	39	27
Other receivables	9	3,116
Prepaid expenses and other current assets	1,875	1,993
Total current assets	109,470	110,251
Property and equipment, net	2,571	1,773
Long-term marketable securities	22,337	34,848
Other assets	487	157
Total assets	$134,865	$147,029
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$945	$1,197
Accrued and other current liabilities	2,536	3,885
Deferred rent, current portion	—	139
Finance lease obligation, current portion	351	74
Deferred revenue	3,112	3,116
Total current liabilities	6,944	8,411
Finance lease obligation, net of current portion	718	54
Total liabilities	7,662	8,465
Commitments and contingencies
Stockholders' equity:
Common stock, Class A and Class B	3	3
Additional paid-in capital	306,532	305,212
Accumulated other comprehensive loss	(656)	(183)
Accumulated deficit	(178,676)	(166,468)
Total stockholders' equity	127,203	138,564
Total liabilities and stockholders' equity	$134,865	$147,029